Locke Liddell & Sapp llp
Attorneys & Counselors

2200 Ross Avenue		(214) 740-8000
Suite 2200		Fax: (214) 740-8800
Dallas, Texas 75201-6776	Austin • Dallas • Houston • New Orleans • Washington, D.C.	www.lockeliddell.com
Exhibit 5.1
January 3, 2006
American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746
Ladies and Gentlemen:
     We are acting as securities counsel to American Campus Communities, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for offering by certain selling stockholders identified therein from time to time of up to 121,000 shares of common stock, par value $.01 per share (the “Common Shares”), of the Company.
     In rendering the opinions expressed herein, we have examined the Registration Statement, the Company’s Amended and Restated Articles of Incorporation and Bylaws and certain minutes of corporate proceedings and/or written consents of the Company’s Board of Directors. We have also examined and relied as to factual matters upon the representations, warranties and other statements contained in originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.
     Based on the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that when the Registration Statement has become effective under the Securities Act and payment for the Common Shares sold thereunder has been made in the manner contemplated by the Registration Statement and the Prospectus such Common Shares will be duly authorized, validly issued, fully paid and non-assessable by the Company.
     The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligations to advise you of any change with respect to any matter set forth herein. To the extent that the opinion set forth herein is governed by laws other than the federal laws of the United States, our opinion is based solely upon our review of the General Corporation Law of the State of Maryland and upon certificates from public officials or governmental offices of such state. We express no opinion as to any matter other than as expressly set forth herein, and no opinion is to, or may, be inferred or implied herefrom.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, LOCKE LIDDELL & SAPP LLP
By:	/s/ Toni Weinstein
Toni Weinstein